Exhibit 10.1

Form of Retention Agreement

Date

Name

Address

Re: Retention Agreement

Dear                 :

On behalf of Air Products and Chemicals, Inc., I am pleased to provide you with this key employee retention agreement (the “Agreement”). The terms of the Agreement are as follows:

1. Retention Bonus. In addition to your current salary, long- and short-term incentive opportunities, and other compensation and benefits (including, without limitation, severance benefits), you are eligible to receive additional compensation in the amount of $1,000,000.00 (the “Retention Bonus”).

2. Conditions and Timing of Payment.

2.1. You will be entitled to the payment of the Retention Bonus if you remain employed by the Company through the earliest of the following:

1.	1 December 2015;

2.	Your involuntary termination of employment by the Company other than for Cause (as defined below); or

3.	Your voluntary termination of employment by the Company for Good Reason (as defined below).

2.2. The Retention Bonus will be paid, subject to applicable withholding taxes, no later than 30 days after the earliest of the events described in subsection 2.1.

2.3. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed:

a)

“Cause” shall mean (a) your willful failure to substantially perform your duties with the Company (other than a failure due to your personal illness or temporary disability covered by the Company’s salary continuation program or following your delivery to the Company of notice of Good Reason as described below), after a demand for substantial performance is delivered, which demand shall identify the manner in which the Company believes that you have not substantially performed your duties, (b) your willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates, (c) your conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, (d) your engaging (i) in repeated acts of insubordination or (ii) an act of dishonesty, (e) your violation of any provision of the Company’s Code of Conduct, or (f) your breach of Section 3 of this Agreement.

b)	“Good Reason” shall mean the occurrence of any of the following without your consent:

(i)	A material adverse change in your position or office with the Company, including, without limitation, your dismissal from membership on the Corporate Executive Committee or any successor thereto or a material diminution in your duties, reporting responsibilities and authority with the Company; or an assignment to you of duties or responsibilities, which are materially inconsistent with your status or position with the Company; provided that:

(A)	any of the foregoing in connection with termination of your employment for Cause, or due to voluntary retirement, death, or a disability causing your absence from work for more than 26 weeks shall not constitute Good Reason; and

(B)	a change in position, office, duties, reporting responsibilities or authority shall not constitute Good Reason if, in your new role, you continue to report to the chief executive officer of the Company, perform a significant policy making function at the enterprise level for the Company, and serve on the Corporate Executive Committee or any successor senior executive committee.

(ii)	Reduction of your base salary; provided, however, that a reduction in your base salary shall not constitute Good Reason if such reduction is no less favorable to you than the average annual percentage reduction during the applicable Fiscal Year for all Highly Compensated Employees;

(iii)	A material reduction in your annual incentive opportunities under the Company’s Annual Incentive Plan or your long-term incentive opportunities under the Company’s Long-Term Incentive Plan without a corresponding increase in other incentive compensation payable by the Company; provided, however, that a reduction in your annual or long-term incentive opportunities under the Annual or Long-Term Incentive Plans shall not constitute Good Reason if such reduction is on a basis no less favorable to you than the basis upon which the Company reduces the annual or long-term incentive opportunities payable to all Highly Compensated Employees during the applicable Fiscal Year; or

(iv)	A material reduction in your aggregate Company provided benefits under the Company’s employee pension benefit, life insurance, medical, dental, health and accident, disability, severance, and paid vacation plans, programs, and practices; provided, however, that a reduction in the aggregate benefits payable to you shall not constitute Good Reason if such reduction is on a basis no less favorable to you than the basis on which the Company reduces aggregate benefits provided with respect to Highly Compensated Employees; and a discontinuation of international assignment benefits and payments upon termination of an international assignment shall not constitute Good Reason if occurring at a time and in a manner consistent with the Company’s International Assignment Policy as in effect on the date of this Agreement.

Notwithstanding anything to the contrary contained herein, your termination of employment will not be treated as for Good Reason as the result of the occurrence of any event specified in the foregoing clauses (i) through (iv) (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, you provide written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company will have 30 days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, you will not be permitted to terminate your employment for Good Reason. If, at the end of the Cure Period, the Good Reason Event has not been remedied, your voluntary termination will be treated as for Good Reason during the 90-day period that follows the end of the Cure Period. If you do not terminate employment during such 90-day period, you will not be permitted to terminate employment and receive the payments and benefits set forth under this Agreement as a result of such Good Reason Event.

c)	“Highly Compensated Employee” shall mean the highest paid one percent of employees of the Company together with all corporations, partnerships, trusts, or other entities controlling, controlled by, or under common control with, the Company.

3. Confidentiality. You shall not publicize or disclose the terms of this Agreement, either directly or through any other person, either in specific or as to general content, to any person, specifically including (but not limited to) any employee or former employee of the Company, except and only to the extent that you are required to do so by applicable law or regulation. Your agreement to keep confidential the terms of this Agreement extends to all persons other than your spouse or domestic partner, attorneys, accountants, financial advisers, or other professionals who have a legitimate need to know the terms of this Agreement in order to render professional advice or services to you, and then only as reasonably necessary for rendering such advice or services. You agree not to identify or reveal any terms of this Agreement except as otherwise permitted herein and agrees that you will direct your spouse or domestic partner, accountants, attorneys, and other agents not to disclose this Agreement or any terms hereof. Any publication or disclosure of this Agreement or of any of its terms by you, by your spouse or domestic partner, or by any of your accountants, attorneys, or other agents shall be considered a breach of this Section 3.

4. Continued Employment. Nothing in this letter agreement modifies the “at-will” nature of your employment with the Company. The terms of this Agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time, and either party may terminate the employment relationship at any time for any reason or no reason.

Very truly yours,

John E. McGlade
Chairman, President, and
Chief Executive Officer

Agreed to this      day of              2014.

By:

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